Exhibit 99.1



Contact:  Robert J. Hugin                          Brian P. Gill
          President & COO                          Senior Director PR/IR
          Celgene Corporation                      Celgene Corporation
          (908) 673-9102                           (908) 673-9530


              Celgene Names David W. Gryska Chief Financial Officer


SUMMIT, NJ - (DECEMBER 7, 2006) - Celgene Corporation (NASDAQ: CELG) announced that David W. Gryska has joined the company as Chief Financial Officer. Mr. Gryska brings with him extensive business experience as having served as a Chief Financial Officer of public companies for more than ten years, most recently at SCIOS Inc., a biopharmaceutical company that was acquired by Johnson & Johnson. Earlier in his career, Mr. Gryska spent eleven years at Ernst & Young where he rose to partner and was responsible for managing audit and consulting services for private and public held biotechnology and healthcare companies.

"We are very pleased to have David join our senior management team at Celgene during a period of such rapid growth where his business building skills and financial experience will contribute broadly to our finance, operations and global business strategy," said Sol J. Barer, Ph.D., Chief Executive Officer at Celgene Corporation.

As CFO, Mr. Gryska will lead the worldwide finance organization and will have responsibility for accounting and reporting, strategic planning and analysis, treasury, tax, audit, and corporate communications.

Most recently, Mr. Gryska was a principal at Strategic Consulting Group where he was responsible for investing and providing strategic consulting to earlier-stage biotechnology companies. From 1998 to 2004, Mr. Gryska served for six years as Senior Vice President and Chief Financial Officer at SCIOS, Inc., where he was responsible for all finance functions, manufacturing, business development and corporate communications. From 1993 to 1998, Mr. Gryska served as the Chief Financial Officer of Cardiac Pathways, a medical-device company that was acquired by Boston Scientific. Mr. Gryska also serves as a member of the board of directors of Seattle Genetics, CoTherix Inc., and Phenomix. He will report to Sol J. Barer, Ph.D, Chief Executive Officer of Celgene Corporation.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

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